Exhibit 23.8

CONSENT

We hereby consent to the use in this Registration Statement on Form S-4 of our name and reference to, and inclusion of data contained in, our reports regarding the U.S. quick service restaurant sector, the U.S. pizza category and its channels and competitors, which appear in such Registration Statement.

/s/ ROBERT O’BRIEN
President, CREST and NPD Foodworld

A service of NPD Foodworld,

A division of The NPD Group, Inc.

Rosemont, IL

September 23, 2003